Exhibit 99.1

www.CellTherapeutics.com

NASDAQ Grants Cell Therapeutics 180-Day Extension to Regain

Compliance with Minimum Bid Price Rule

November 3, 2010—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) today announced that The NASDAQ Stock Market (“NASDAQ”) has granted CTI an additional 180 days to regain compliance with NASDAQ’s $1.00 minimum bid price rule under NASDAQ Marketplace Rule 5550(a)(2). Previously, on May 3, 2010, CTI was notified by NASDAQ that CTI did not meet the minimum bid price rule required for continued listing and was provided until November 1, 2010 to achieve compliance.

CTI may achieve compliance during the 180-day period if the closing bid price of CTI’s common stock is at least a $1.00 per share for a minimum of 10 consecutive business days before May 2, 2011.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and that CTI may not regain compliance with the NASDAQ’s minimum bid price rule by May 2, 2011, and CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors